Exhibit 10.62
CONFORMED COPY
AMENDMENT NO. 2
TO EMPLOYMENT AGREEMENT
     This Second Amendment to the Employment Agreement (this “Second Amendment”) by and between Porex Corporation (the “Company”) and William Midgette (“Executive”) is effective as of December 18, 2008.
     WHEREAS, Executive and the Company are parties to an Employment Agreement dated as of July 19, 2002 (as amended as of March 15, 2008, the “Agreement”); and
     WHEREAS, Executive and Company desire to (i) amend the Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, (ii) increase Executive’s annual base salary, (iii) amend the bonus provision to provide for discretionary bonuses consistent with past practice, (iv) extend the date by which a Porex Change of Control and Porex Surgical Sale must occur in order for Executive to be eligible for the Retention Bonuses, and (v) describe the grant of nonqualified options and restricted stock made to Executive on December 10, 2008.
     NOW, THEREFORE, in consideration of the mutual covenants in this Second Amendment, the parties agree that the Agreement is amended as set forth below:
1.	Section 2.1 is amended to increase the “Base Salary” to an annual rate of $300,000, effective December 15, 2008.

2.	Section 2.2 is amended in its entirety to read as follows:

“For each fiscal year of the Company during the Employment Period, Executive shall be eligible to receive up to $150,000, the actual amount of which to be determined by the Compensation Committee of the Board of Directors of HLTH Corporation (“HLTH”) in its sole and absolute discretion. Such bonus shall be payable at such time as HLTH generally pays bonuses to its executive officers each year provided that Executive is employed by the Company on the date of payment.”

3.	Section 2.9 is amended by replacing all references to “September 30, 2008” to “June 30, 2009 (or such later date as the term of the Porex Corporation Change of Control Retention Plan may be extended)”.

4.	Section 4.7 is amended by deleting the last sentence thereof and inserting the following:

“As a condition to receiving the payments and benefits set forth in Section 4 upon a termination by the Company without Cause or resignation by Executive with Good Reason or with Change of Control Good Reason, as applicable, or the expiration of the Employment Period, Executive shall be required to (i) execute and deliver to the Company an acknowledgement confirming the above within fifty (50) days of the date of Executive’s termination of employment and (ii) not revoke such acknowledgement pursuant to any revocations rights afforded by law. The Company shall provide to Executive the form of such acknowledgement no later than three (3) days following

Executive’s termination of employment. If Executive does not timely execute and deliver to the Company such acknowledgement, or if Executive executes it, but revokes it, no benefits under Section 4 shall be paid.”

5.	A new Section 4.8 is added to read as follows:

“Any payments required to be made under Section 4.4 or Section 4.6 above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the two year period following Executive’s termination of employment in the case of Section 4.4, or the one year period following Executive’s termination of employment in the case of Section 4.6. Commencement of such payments of the benefits shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of Executive’s termination of employment but which may be accelerated by no more than 30 days (the “Starting Date”), provided that Executive has satisfied the requirements of Section 4.7 of this Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the benefits described in Section 4.4 or Section 4.6 (as applicable) had begun on the first payroll date following Executive’s termination of employment.”

6.	A new Section 8 is hereby inserted after Section 7 to read as follows:

“8. Section 409A
     8.1 Potential Six Month Delay. Notwithstanding any other provisions of this Agreement, any payment of the benefits under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of Executive’s termination of employment (or, if earlier, Executive’s death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
     8.2 Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of that section.
     8.3 Separation of Service. For purposes of this Agreement, all references to “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.”

7.	Equity Grants. The Compensation Committee of the Board of Directors of HLTH approved the following equity grants to the Executive on December 10, 2008 (“date of grant”):
     (a) A nonqualified option (the “2008 Options”) to purchase 100,000 shares of HLTH’s common stock under its Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”). The per share exercise price is the closing price of HLTH’s common stock on the date of grant and the 2008 Options shall vest subject to the Executive’s continued employment on the applicable vesting dates (except as set forth in the following sentences) in equal annual installments of 25% on the first, second, third and fourth anniversaries of the date of grant. In the event of a Porex Change of Control prior to the first vesting date, Executive shall receive such first vesting of the 2008 Option accelerated to the closing date of such Porex Change of Control and the post termination exercise period would commence on such closing date, subject to Executive’s continued compliance with any restrictive covenants to which he is a party, including the Covenants set forth in Section 5 of the Agreement. The 2008 Options will have a term of ten years, subject to earlier expiration in the event of termination of employment in accordance with the Plan. Subject to the terms of this Section, the 2008 Options shall be evidenced by HLTH’s standard form of option agreement.
     (b) 10,000 shares of Restricted Stock (the “2008 Restricted Shares”) under the terms of the Plan. The 2008 Restricted Shares shall vest and the restrictions thereon lapse subject to the Executive’s continued employment on the applicable vesting dates (except as set forth in the following sentence) in equal annual installments of 33 1/3% on each of the first, second and third anniversaries of the date of grant. In the event of a Porex Change of Control prior to the first vesting date, Executive shall receive such first vesting of the 2008 Restricted Shares accelerated to the closing date of such Porex Change of Control, subject to Executive’s continued compliance with any restrictive covenants to which his is a party, including the Covenants set forth in Section 5 of the Agreement. The 2008 Restricted Shares will have a term of ten years, subject to earlier expiration in the event of Executive’s termination of employment in accordance with the Plan. Subject to the terms of this Section, the 2008 Restricted Shares shall be evidenced by HLTH’s standard form of restricted stock agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

POREX CORPORATION
By:	/s/ Anne M. Smith
Anne M. Smith
Vice President — Legal

/s/ William Midgette
WILLIAM MIDGETTE

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